Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS
(212) 455-3352	KWALLACH@STBLAW.COM

May 16, 2016

Blue Buffalo Pet Products, Inc.

11 River Road

Wilton, Connecticut 06897

Ladies and Gentlemen:

We have acted as counsel to Blue Buffalo Pet Products, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-211377) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (1) the sale of up to 27,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) by certain selling stockholders identified in the Registration Statement (together with any additional shares of Common Stock currently held by the selling stockholders that may be sold by such selling stockholders pursuant to Rule 462(b) as prescribed by the Commission pursuant to the Securities Act, the “Selling Stockholders Outstanding Shares”) and (2) the sale by a certain selling stockholder identified in the Registration Statement of up to 175,000 shares of Common Stock to be issued by the Company to such selling stockholder upon the exercise of options issued and outstanding under the Amended and Restated 2012 Stock Purchase and Option Plan of the Company (the “Plan”) (the “Selling Stockholder Stock Option Shares”).

We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Selling Stockholders Outstanding Shares have been validly issued, and are fully paid and nonassessable.

2.	Upon issuance and delivery in accordance with the terms of the Plan and the options issued pursuant thereto, the Selling Stockholder Stock Option Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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